Exhibit 10.14

OFFER LETTER

May 13, 2025

Michael Bosco

Mike,

I could not be more excited to offer you the opportunity to join Pursuit, reporting directly to me. I am confident your experience and background will be valuable assets to the organization.

You must complete a criminal background check as a contingency of this offer.

Specific details of your offer are outlined below:

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Start Date: Your start date will be on or before June 16, 2025
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Appointment: You will be appointed to serve as Senior Vice President, Chief Accounting Officer, effective July 1, 2025.
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Base Salary: Your annual base salary will be $285,000 USD ($10,961.54, paid bi-weekly on Friday), subject to all applicable taxes and withholdings.
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Annual Incentive: Effective upon your start date, you will be eligible to participate in our annual Short-Term Incentive (STI) Plan equal to 35% of your annual salary, up to a maximum achievement factor of 175%. For 2025, your incentive will be prorated based on the number of full, or substantially full, months in position. Short-Term Incentive payouts are subject to Pursuit’s achievement of year-end performance targets and approval by the Board of

Directors or Human Resources Committee (“HRC”) thereof and your continued employment with Pursuit through the date of payment.

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Equity (Stock): Subject to the approval by the Board of Directors or the HRC, you will receive an initial equity grant of time-vesting

Restricted Stock Units (RSU) (50%) and performance-vesting Performance Stock Units (PSU) (50%), in each case, under our 2017 Omnibus Incentive Plan (as amended, the “Omnibus Plan”), with an aggregate grant value of $142,500 USD on your start date. The performance period for the PSU portion of your initial stock grant will be January 1, 2025 – December 31, 2027. Vesting of the RSUs and PSUs will be contingent upon your continued employment with Pursuit, and these awards will be subject to the terms and conditions of the Omnibus Plan and the applicable award agreements thereunder.

Annually thereafter, you will be eligible to receive equity awards, as determined by the Board of Directors or the HRC in its sole discretion, in an aggregate target amount equal to 50% of your annual salary as a participant in our Long Term Incetive (LTI) Plan.

Your LTI Award in subsequent years will be granted during the annual grant cycle which generally occurs in March. The PSU component of equity is subject to Pursuit’s achievement of targets and approval by the Board of Directors or the HRC and your continued employment with Pursuit through the performance period.

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New Hire Grant: On your Start Date, you will receive a new hire award of Restricted Stock Units with a grant date value of $100,000 USD. The number of these units will be based on the closing price of Pursuit’s common stock on the grant date. The initial units granted to you, pursuant to the terms of the underlying agreement, will vest in equal parts across the same three-year schedule on your grant date anniversary in 2026, 2027, and 2028.
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Benefits and Perks: Your package will be supplemented with a comprehensive benefits package, that includes healthcare and other voluntary benefits programs along with 401(k) retirement plan eligibility with employer match. Details about enrolling in health and retirement benefits will be provided during your first week of employment. You will have 30 days to enroll in health benefits and, if elected, coverage will begin on the first of the month following your start date. For our retirement plan, you are immediately eligible to participate. You will be eligible for discounts at our hotels, restaurants, and attractions across our iconic locations.

In addition to these benefits, as an executive of Pursuit you will be covered by our D&O insurance program, subject to the terms and conditions of applicable policies, as well as indemnification protections provided in Pursuit’s Certificate of Incorporation and Bylaws.

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Phone Allowance: In your role you will receive a phone allowance in the amount of $55 USD per month, deposited on the first paycheck of each month
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Time Off: Pursuit has a Flexible Time Off (FTO) policy where there is no set limit to the number of days off. We trust you to manage your schedule and find time to unplug, recharge, or tend to any personal needs that may arise.
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Always Honest: As part of the Pursuit culture, we expect our team members to bring their best and act with integrity in all that they do. We have our Always Honest Compliance & Ethics Program, which has been adopted by our Board of Directors and applies to all team members of Pursuit.

As we approach your start date, you can expect an e-mail inviting you to complete electronic onboarding via ADP. If you have any questions please do not hesitate to reach out to myself or Jamie.

Sincerely,

Bo Heitz

Chief Financial Officer

Please acknowledge your acceptance of this offer by adding your signature below.

/s/ Michael Bosco

Michael Bosco

We call your attention to the fact that, notwithstanding the offer outlined in this letter, your employment in Colorado is "at will" and can be terminated, without cause or notice, at any time, at the option of either the employee or Pursuit. No representative of the company, except the Chief Executive Officer of Pursuit, has the authority to enter into any agreement where employment is guaranteed for any specific period or to make any agreement contrary to the foregoing and any such agreements are null and void, and you should not rely on any representations to the contrary.